Exhibit 99.1

Explanation of Responses

(2) Prior to the transaction reported by this Form 4, (i) Warburg Pincus International Partners, L.P., a Delaware limited partnership (“WPIP”), was the direct record owner of 3,725,863 shares of Polypore International, Inc. Common Stock (“Common Stock”) and (ii) by virtue of its position as one of two managing members of PP Holding, LLC, a Delaware limited liability company (“PP Holding”), WPIP may have been deemed to be the beneficial owner of an additional 10,440,658 shares of Common Stock.

Following the transaction reported herein, WPIP is the direct record holder of 2,084,673 shares of Common Stock and may be deemed to be the beneficial owner of an additional 10,440,658 shares of Common Stock of which PP Holding is the direct record holder.

The sole general partner of WPIP is Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”).  Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP LLC.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WPIP.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  Mr. Kaye and Mr. Landy may be deemed to control WP.  Each of WP, WP LLC, WPP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.